Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Investor Relations

314/994-2897

FOR IMMEDIATE RELEASE

Arch and Peabody to combine U.S. PRB and Colorado assets in highly synergistic joint venture to unlock approximately $820 million in synergies

•                  JV synergies projected to average approximately $120 million per year over initial 10 years, with NPV of approximately $820 million

•                  Optimal combination expected to create one of lowest-cost thermal coal suppliers in U.S. to strengthen competitiveness against natural gas and renewables and create value

•                  JV ownership to be 33.5% Arch and 66.5% Peabody; Peabody to serve as operator

•                  Centerpiece combines two adjacent and highly productive U.S. coal mines into single, lower-cost complex

ST. LOUIS, June 19, 2019 — Arch Coal, Inc. (NYSE: ARCH) and Peabody Energy Corporation (NYSE: BTU) today announced that they have entered into a definitive agreement to combine the companies’ Powder River Basin and Colorado assets in a highly synergistic joint venture aimed at strengthening the competitiveness of coal against natural gas and renewables, while creating substantial value for customers and shareholders.

The joint venture is expected to unlock synergies with a pre-tax net present value of approximately $820 million.(1) Average joint venture synergies are projected to be approximately $120 million per year over the initial 10 years.(2) The joint venture will be 33.5 percent owned by Arch and 66.5 percent owned by Peabody.

“We are excited about this transaction’s potential to enhance the value of Arch’s top-tier thermal coal assets,” said Arch Chief Executive Officer John W. Eaves. “This new joint venture should allow us to realize the full potential of our valuable assets in the Powder River Basin and Colorado and benefit our customers in the process. The significant operating synergies will enhance the competitiveness of these assets and also enable us to continue to generate long-term, sustainable returns for our shareholders. We look forward to completing this transaction in a timely manner.”

(1)  Synergies of approximately $820 million represent the combined net present value of estimated pre-tax synergies projected over standalone life-of-mine plans assuming third-party price assumptions and a 10 percent discount rate.

(2)  Average combined synergies of approximately $120 million per year projected over initial 10 years.

“The Peabody/Arch joint venture is an extraordinary example of industrial logic targeted to strengthen the competitive position of our products and create significant value for multiple stakeholders in a low-cost combination with exceptional physical synergies,” said Peabody President and Chief Executive Officer Glenn Kellow. “The transaction unites two strong, culturally aligned workforces with a commitment to core values such as safety and sustainability. We believe this joint venture allows us to offer enhanced products and security of supply for customers, increased value for shareholders, greater efficiencies for railroads, long-term opportunities for employees and strength for the communities in which we operate.”

Governance of the joint venture will consist of a five-member board of managers appointed by Arch and Peabody. Each party will have voting rights in proportion to its ownership percentages, with certain items requiring supermajority approval. As the operator, Peabody will manage all activities including the marketing of coal. Arch and Peabody will share profits, capital requirements and cash distributions of the joint venture in proportion to ownership percentages.

Among other assets, the joint venture will combine two productive and adjacent U.S. coal mines — Arch’s Black Thunder Mine and Peabody’s North Antelope Rochelle Mine (NARM), which share a property line of more than seven miles — into a single, lower-cost complex.

Aggregated synergies are expected to enable the joint venture to significantly reduce costs well beyond what each company could achieve alone. A lower cost structure enables coal to better compete against other energy sources for electricity generation and create value. Expected substantial synergies include, among others:

•                  Optimization of mine planning, sequencing and accessing otherwise isolated reserves;

•                  Improved efficiencies in deployment of the combined equipment fleet;

•                  More efficient procurement and warehousing;

•                  Enhanced blending capabilities to more closely meet customer requirements;

•                  Improved utilization of the combined rail loadout system and other rail efficiencies;

•                  Reductions in long-term capital requirements; and

•                  Leveraging of shared services.

Underpinning the combination, Peabody has the lowest cost position among major Powder River Basin (PRB) producers and Arch has some of the highest-quality coal in the PRB. Arch is contributing its low-cost, higher-margin West Elk Mine that enhances Peabody’s Twentymile Mine in Colorado. Further PRB synergies are expected from the integration of the Caballo, Rawhide and Coal Creek mines, which have some of the best overburden-to-coal ratios in the world. Together with Black Thunder and NARM, the PRB assets represent five of the 10 most productive mines in the United States. The inclusion of the Colorado assets will lead to additional synergies and offer the ability to better serve domestic customers while preserving seaborne coal optionality.

The combination of assets from two recognized companies is expected to advance continued responsible mining and reclamation for decades to come, benefiting all stakeholders.

“In addition to enhancing the competitiveness of our western thermal coal platform, this move represents an excellent fit with our well-defined strategy for long-term value creation and growth,” Eaves said. “While we expect our thermal coal assets to contribute significantly to our overall financial performance well into the future, we plan to focus our future growth and all of our projected growth capital on our core coking coal segment. Earlier this year, we announced plans to develop a second, world-class, High-Vol A longwall mine on the Leer reserves in northern West Virginia, and will continue to evaluate additional investments on this 200-million-ton reserve base over time. Looking ahead, we anticipate continued, favorable market dynamics in global coking coal markets, and view our premier coking coal portfolio as the centerpiece of our strategy to drive exceptional, long-term returns.”

At the same time, Arch plans to drive forward with its highly successful capital return program. Since launching the program in May 2017, Arch has returned $725.6 million to shareholders via buybacks and dividends. As part of this program, Arch has bought back 8.1 million shares, or nearly one third of its initial shares outstanding, through March 31, 2019. “With our strong and increasingly valuable coking coal portfolio and continuing contributions from our thermal coal assets, we remain sharply focused on generating high levels of free cash that we can use to fuel our robust and ongoing capital return program,” Eaves said.

Arch and Peabody will continue to operate the assets independently until closing of the transaction. Closing is subject to regulatory approval and the satisfaction of customary closing conditions. Upon closing, Arch and Peabody will each contribute its active Powder River Basin and Colorado mines, as well as related assets and liabilities, into the joint venture. Each company expects to proportionally consolidate the joint venture within their respective financial statements.

In 2018, on a combined basis, the assets shipped 206.0 million tons of coal. The assets are operated by a workforce of approximately 3,300, with combined proven and probable reserves totaling 3.4 billion tons as of December 31, 2018.

Conference Call

On June 19, 2019, Arch and Peabody will each host conference calls to discuss the details of the joint venture. Peabody’s call will be held at 9:00 a.m. CDT, with Arch’s call immediately following at 9:30 a.m. CDT.

Participants can access Peabody’s call at PeabodyEnergy.com or using the following dial-in numbers:

U.S. and Canada 888-312-3049

Australia 1800 849 976

United Kingdom 0808 238 9907

All other international participants, please contact Peabody Investor Relations at (314) 342-7900 prior to the call to receive your dial-in number.

Participants can access Arch’s call at archcoal.com or using the following dial-in numbers:

U.S. and Canada 800-667-5617

International 334-323-0509

U.S.-based Arch Coal, Inc. is a top coal producer for the global steel and power generation industries. Arch operates a streamlined portfolio of large-scale, low-cost mining complexes that produce high-quality metallurgical coals in Appalachia and low-emitting thermal coals in the Powder River Basin and other strategic supply regions. For more information, visit www.archcoal.com.

Peabody is the leading global pure-play coal company and a member of the Fortune 500, serving power and steel customers in more than 25 countries on six continents. The company offers significant scale, high-quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, customer focus, leadership, people, excellence, integrity and sustainability. For further information, visit PeabodyEnergy.com.

Credit Suisse and Lazard are acting as financial advisers to Peabody for the transaction. Cravath, Swaine & Moore LLP and Akin Gump Strauss Hauer & Feld LLP are acting as legal advisers to Peabody. Goldman Sachs & Co. LLC is acting as financial adviser to Arch. Latham & Watkins LLP and Baker Botts LLP are acting as legal advisers to Arch.

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “aims,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from our ability to complete the joint venture transaction in a timely manner, including obtaining regulatory approvals and satisfying other closing conditions; from our ability to achieve the expected synergies from the joint venture; from our ability to successfully integrate the operations of certain mines in the joint venture; from our emergence from Chapter 11 bankruptcy protection; from changes in the demand for our coal by the domestic electric generation and steel industries; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from competition within our industry and with producers of competing energy sources; from our ability to successfully acquire or develop coal reserves; from operational, geological, permit, labor and weather-related factors; from the Tax Cuts and Jobs Act and other tax reforms; from the effects of foreign and domestic trade policies, actions or disputes; from fluctuations in the amount of cash we generate from operations, which could impact, among other things, our ability to pay dividends or repurchase shares in accordance with our announced capital allocation plan; from our ability to successfully integrate the operations that we acquire; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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